Exhibit 5.1

Opinion of Lowenstein Sandler PC

Lowenstein Sandler
Attorneys at Law

June 1, 2009

Manhattan Pharmaceuticals, Inc.
48 Wall Street
New York, NY 10005

Dear Sirs:

We have acted as special counsel to Manhattan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of an aggregate of 32,738,095 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), including: (i) 28,769,841 shares of Common Stock (the "Put Shares"), which are issuable upon exercise of the right of Nordic Biotech Venture Fund II K/S ("Nordic") to put all or a portion of Nordic's equity interest in a limited partnership of which the Company and Nordic are partners, in accordance with and subject to the terms and conditions of the Joint Venture Agreement, dated as of January 31, 2008, between the Company and Nordic, as amended on February 25, 2008 and on June 9, 2008 (the "Joint Venture Agreement") and (ii) 3,968,254 shares of the Common Stock (the "Warrant Shares") issuable upon exercise of a currently outstanding warrant (the “Warrant”).

In connection with this opinion, we have examined the Registration Statement. We have also examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based upon the foregoing, it is our opinion that:

(1)    the Put Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Joint Venture Agreement (including the due payment of any consideration therefor specified in the Joint Venture Agreement), will be validly issued, fully paid and non-assessable; and

(2)    the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Warrant (including the due payment of any exercise price therefor specified in the Warrant), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC